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                                                                    Exhibit 10.7


February 13, 1997

Mr. Denis Cohen
25, rue Ernest Renan
F-92190 Meudon
France

Dear Mr. Cohen:

         I am pleased to offer you the position of President of NavTech Europe. In this capacity, you will report to the Chief Operating Officer of Navigation Technologies Corporation. You will be based in the offices of Navigation Technologies S.A.S., our French subsidiary which is located in Ivry-Sur-Seine, France. Within ninety (90) days after your date of hire, we will jointly assess the appropriate location of your employment. Once that location has been determined, we will make any necessary changes.

TERM OF EMPLOYMENT

         The initial term of your employment will commence on March 1, 1997, or as soon as possible, and continue through three years after your date of hire.

BASE SALARY

         You win receive a base annual cash compensation in the total gross amount of 1,072,000 French Francs (or the equivalent), to be paid in accordance with NavTech's prevailing practices. At your option, 20% of your base annual cash compensation shall be treated as a bonus paid to you on account of your trips outside of France. In the event that your employment location is changed, your base salary will be paid to you in the currency of the new place based on the exchange rate prevailing at the time of change.

SIGNING BONUS

         You will receive a signing bonus in the total gross amount of 804,000 French Francs, to be paid as follows: (i) 268,000 French Francs on the first anniversary of your date of hire; (ii) 268,000 French Francs on the second anniversary of your date of hire; and (iii) 268,000 French Francs on the third anniversary of your date of hire; provided, however, that you shall be entitled to such payments only if you continue to be employed by NavTech on each such anniversary date.

PERFORMANCE BONUS

         You will also be eligible to receive annual performance bonuses of up to 50% of you base annual cash compensation, subject to your achievement of applicable milestones and objectives. For each year, any such bonuses will be paid to you on or before April 30th of the following year. For the year 1997, the bonus will be fixed at 50% of the base cash compensation paid to you by NavTech between your date of hire and December 31, 1997.

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STOCK OPTIONS

         I will recommend that the Board of Directors of NavTech grant you the option to purchase 200,000 shares of the common stock of Navigation Technologies Corporation at the fair market value at the time of the grant. Such options will vest, subject to your continued employment with NavTech, in equal annual installments over a four year period after the date of grant. In the event that the Board authorizes an alternative long-term executive compensation plan, I will recommend to the Board of Directors that it grant you the option to switch into that plan.

PENSION

         NavTech will pay any and all mandatory employer contributions toward your pension in accordance with applicable requirements.

VACATION

         You will be entitled to 25 vacation days per year, in addition to legal holidays.

HEATH INSURANCE

         NavTech will pay any and all mandatory employer contributions toward your health insurance in accordance with applicable requirements.

COMPANY CAR

         You will be provided with the use of a company car equipped with a navigation system. You will be reimbursed for expenses incurred in connection with the normal use of the car, including gasoline, repairs, maintenance and insurance. Gasoline expense in connection with vacations shall be on your own account.

RELOCATION

         In the event of re1ocation, you will be reimbursed for your expenses in accordance with NavTech's prevailing practices. Such reimbursement shall cover reasonable expenses incurred in connection with temporary housing during your search for a permanent residence, brokers' fees and commissions, moving and storage expenses and other ordinary and usual relocation expenses.

SEPARATION TERMS

         In the event that your employment is terminated without cause and in connection with either or both of (a) a change of majority ownership or control of NavTech B.V. or (b) a substantial change in the nature, scope or extent of the business of NavTech B. V. which renders your services unnecessary, you will be provided, at your option, with either of the following: (1) an employment position with Navigation Technologies Corporation in the United States on otherwise similar terms plus reimbursement of reasonable relocation expenses; or
(2) the continuation of your base annual cash compensation payments (excluding any unpaid signing bonus) and benefits for the period of one year after the date that your employment is terminated, plus 50% of the maximum performance bonus amount to which you would otherwise be entitled during such one year period. If, pursuant to the preceding sentence, you accept an employment position with Navigation Technologies



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Corporation in the United States, but your term of employment is not renewed or extended, the company will reimburse you for the expenses of your relocation to France provided that you request such relocation within six months after the expiration of the initial term of your employment. In the event that your employment is otherwise terminated without cause, you will be provided with termination payments equal to the base annual cash compensation and benefits (excluding any unpaid signing and performance bonus) otherwise payable under this letter for the remainder of your term of employment, but in no event less than one year. In the event that you are entitled to any severance payments under this paragraph, at your option. the Company will make such payments to you from the payroll of Navigation Technologies S.A.S. in accordance with NavTech's prevailing practices in France. Also, assuming that there are no adverse tax consequences, withholding, social or other additional costs, or legal prohibitions, the Company will treat any termination payments to you as either salary continuation or severance payments, at your option. The foregoing shall be your sole and exclusive remedies, and you shall not be entitled to any other or further payments, compensation, benefits or relief in connection with any termination of your employment.

ARBITRATION

         In order to minimize costs and expenses for all parties, any disputes or controversies arising in connection with your employment or the cessation of your employment will be resolved by binding arbitration in the Kingdom of the Netherlands under Dutch law. The arbitration will be conducted in the English language and in accordance with the applicable rules of' the Netherlands Arbitrage Institute.

PROPRIETARY INFORMATION

         This offer is contingent on the execution by you and NavTech of NavTech's standard Proprietary Information and Invention Agreement on or before the commencement of your employment.

                                  * * * * * * *

         Let me express my pleasure and enthusiasm about the prospect of your employment with NavTech and my expectation that you will find NavTech to be an exciting and fulfilling place to work.

         I look forward to your positive response to this offer and to your role as a key member of the team that will lead NavTech to success.

                                   Cordially.

                                   NAVIGATION TECHNOLOGIES B.V,

                                   By:  /s/ Ronald Brumback
                                        ------------------------------
                                           Its Duly Authorized Agent

AGREED TO AND ACCEPTED:

/s/ Denis Cohen                         2/13/97
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DENIS COHEN                             Date